Exhibit 23.2

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-173822) and Form S-8 (Nos. 333-122789, 333-128048, 333-158734, 333-158736, and 333-166358) of Celanese Corporation of our report dated February 10, 2012, relating to the financial statements of CTE Petrochemicals Company as of December 31, 2011 and for the year then ended which appears in this Annual Report on Form 10-K of Celanese Corporation for the year ended December 31, 2011.

/s/ BDO USA, LLP

Dallas, Texas
February 10, 2012